Exhibit 99.2

CONTACT:
VIVUS, Inc.	Media Relations:	GolinHarris
Timothy E. Morris		Susan Brophy
Chief Financial Officer		sbrophy@golinharris.com
650-934-5200		312-729-4359

	Investor Relations:	The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

QNEXA® PHASE 3 DATA PUBLISHED IN OBESITY SHOW 14.4% AVERAGE

WEIGHT LOSS IN SEVERELY OBESE PATIENTS

COMPLETING ONE YEAR OF TREATMENT

Weight Loss Accompanied by Improvements in Cardio-Metabolic Risk Factors

MOUNTAIN VIEW, Calif., Nov. 3, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that results from the 56-week EQUIP study were published in Obesity, the peer-reviewed journal of The Obesity Society. The EQUIP study evaluated the efficacy and safety of the investigational drug Qnexa in 1,267 severely obese (BMI >35 kg/m2) patients across 91 sites in the US. In addition to average weight loss of 14.4% of initial body weight among those who completed the study at the top dose of Qnexa, severely obese patients had improvements in blood pressure, glucose, triglycerides and cholesterol. The results with Qnexa suggest the potential to effectively treat severely obese patients without surgery.

“Obesity is a serious medical condition that threatens the public health and reduces the quality and length of lives. Currently available treatments are limited and options are needed,” said lead investigator Dr. David Allison, director of the Nutrition Obesity Research Center, University of Alabama at Birmingham. “In this population of severely obese patients, those taking Qnexa experienced significant weight loss and reduction in risk factors for many chronic diseases. The results refute a common notion that nonsurgical treatments are not effective for extremely obese persons. The findings are especially relevant to the 14% of the US adult population classified as extremely obese.”

Patients in the study had a baseline body mass index of >35 kg/m2, and an average initial weight of 256 pounds. Treatment was well tolerated, with no evidence of serious adverse events induced by treatment.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200  Fax 650-934-5389 www.vivus.com

Specific weight loss results for all patients through 56 weeks as published in Obesity are as follows:

•                  Least-squares (LS) mean weight loss for Qnexa patients who completed the EQUIP study was 14.4% and 6.7% with top-dose Qnexa and low-dose Qnexa, respectively, compared to 2.1% in the placebo group (p<0.0001);

•                  In the ITT-LOCF analysis, LS mean percent weight loss at week 56 was 10.9%* and 5.1%* for the top and low dose, respectively, as compared to 1.6% for the placebo group (p<0.0001);

•                  Among patients who completed the top-dose course of treatment, 83.5% lost >5%; 67.7% lost >10%; and 48.1% lost >15% of their baseline weight;

•                  Categorical weight loss from baseline (ITT-LOCF) was:

	>5%		>10%		>15%
Top dose	67	%*	47	%*	32	%*
Low dose	45	%*	19	%*	7	%†
Placebo	17%		7%		3%
*p<0.0001 vs placebo
†p < 0.05 vs placebo

A significantly greater number of patients completed one year of treatment in the Qnexa groups, top dose (66%) and low dose (61%), as compared to the placebo group (53%). The most commonly reported side effects were tingling, dry mouth, constipation and altered taste. Rates of serious adverse events were the same across treatment groups. Most adverse events were seen early in treatment and there was a low dropout rate due to adverse events, 16.0% and 11.3% for top and low dose, respectively, compared to 8.4% for placebo.

About the EQUIP Study

The EQUIP study included 1,267 severely obese patients (1,050 females and 217 males) with an overall mean age of 42.7 years; mean BMI of 42.0 kg/m2; and mean baseline weight of 256 pounds. Eligibility criteria included age 18-70 years; BMI >35 kg/m2 (no upper limit); triglycerides <200 mg/dl with treatment of 0-1 lipid-lowering medication; BP <140/90mm Hg with treatment of <3 anti-hypertensive medications; and fasting serum glucose level <110 mg/dl. The study was a randomized, double-blind, placebo-controlled, 3-arm, prospective trial with patients randomized to receive once-a-day treatment with low-dose Qnexa, top-dose Qnexa or placebo. Patients had a 4-week dose titration period followed by 52 weeks of treatment. Throughout the 56-week treatment period, all patients were advised to follow a modest lifestyle modification program including reduction of food intake by 500 calories per day. Primary efficacy analyses included pre-specified ITT-LOCF (Intent-to-Treat with Last Observation Carried Forward) including all randomized patients who received at least one dose of drug/placebo and had at least one post-randomization weight measurement; and “Completers Only,” which included all randomized patients who had a week 56 measurement and received at least one dose of drug/placebo treatment within 7 days of their week 56 measurement.

About Qnexa Controlled-Release Capsules

Qnexa [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. Qnexa is a once-a-day, proprietary, oral,

controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking Qnexa have demonstrated statistically significant weight loss, glycemic control and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, Qnexa, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010. VIVUS has resubmitted an NDA for Qnexa, with an FDA action date of April 17, 2012. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity,” “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, or central adiposity (abdominal obesity), with a contraindication that excludes the use of Qnexa by women of child-bearing potential; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the reliability of the electronic medical claims healthcare databases used in the FORTRESS study; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study (OB-305) and Sleep Apnea study (OB-204); that we may be required to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; the results of external studies to assess the teratogenic risk of topiramate; results of the REMS or cardiovascular outcomes for obesity advisory meetings; the outcome of the second advisory committee meeting for Qnexa; the impact, if any, of the agreement by one of our competitors with an obesity compound to conduct or complete a cardiovascular outcomes study pre-approval; impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS, distribution and patient access program; the FDA’s response to the NDA filed for avanafil; our ability to successfully commercialize or establish a marketing partnership for avanafil or our partner’s ability to obtain regulatory approval to manufacture and adequately supply avanafil for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing efforts and our reliance on third parties; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; our dependence on the performance of our collaborative partners; the timing of the initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures. As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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